Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2016, relating to the consolidated financial statements of Gran Tierra Energy Inc. and subsidiaries and the effectiveness of Gran Tierra Energy Inc. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of Gran Tierra Energy Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Calgary, Canada

August 1, 2016